Exhibit T3B.31

Notary Office

Krzysztof Nurkowski notary in Warsaw

ul. Postępu 18 B

02-676 WARSAW	EXTRACT

tel. (48-22) 874 55 67

fax (48-22) 874 55 68

e-mail: kancelaria@nurkowski.pl

Register of Deeds A No. 33762/2009

NOTARIAL DEED

On the twenty-ninth day of October in the year two thousand and nine (29-10-2009), I, Krzysztof Nurkowski, notary in Warsaw, running a Notary Office on ul. Postępu 18 B, registered in the Office resolutions adopted at the Extraordinary Meeting of Shareholders of the company under the business name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością, having its registered office in Warsaw (address: 02-672 Warsaw, ul. Domaniewska 41), entered in the commercial register, kept by the District Court for the Capital City of Warsaw, Division XIII Commercial of the National Court Register under the KRS No. 0000108357 (NIP: 521-28-85-709, REGON: 013081563), according to the presented current copy from the commercial register issued on 1 September 2009 by the Central Information of the National Court Register, and I drew up the following minutes:

MINUTES OF THE EXTRAORDINARY MEETING OF SHAREHOLDERS

§1.

The Extraordinary Meeting of Shareholders was opened by Ms Dorota Makowska, acting on the basis of the power of attorney of 22 October 2009 as a proxy on behalf of and for a company incorporated under Dutch law by the name of Intrum Justitia Central Europe B.V. with its registered office in The Hague – the sole Shareholder of the Company under the name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, and stated that an Extraordinary Meeting of Shareholders of the Company would be held today with the following agenda:

1. Opening of the Meeting.
2. Election of the Chairperson.
3. Statement that the Meeting has been duly convened and is capable of passing resolutions.
4. Adoption of a resolution to amend the Articles of Association.
5. Adoption of a resolution on the adoption of the consolidated text of the Articles of Association.
6. Closing of the Meeting.

Agenda	items 2 and 3:

Ms Dorota Makowska assumed the function of the Chairperson of the Extraordinary Meeting of Shareholders, then drew up the attendance list, signed it and stated that today’s Meeting is held without being formally convened pursuant to Article 240 of the Commercial Companies Code, and declared that she represents the entire share capital of the Company under the business name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw as a proxy of the sole Shareholder, i.e. a company incorporated under Dutch law with its registered office in The Hague, and declared that none of those present had objected to the holding of the Meeting or to the inclusion of individual items on the agenda, and therefore the Extraordinary Meeting of Shareholders was able to adopt resolutions on the items placed on the agenda, and then, pursuant to Article 156 §1 of the Commercial Companies Code, adopted the following resolutions:

Agenda	item 4:

RESOLUTION No. 1

of 29 October 2009

on amendments to the Articles of Association of the Company under the business name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw

The Extraordinary Meeting of Shareholders of the Company under the business name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością, with its registered office in Warsaw, held on 29 October 2009, resolves to amend the Articles of Association so that:

§7 of the Articles of Association shall have the following new wording:

“The objectives of the Company shall be the following:

1.	45.11.Z – Sale of cars and light motor vehicles,

2.	62.01.Z – Computer programming activities,

3.	62.09.Z – Other information technology and computer service activities,

4.	63.1 – Data processing, hosting and related activities; web portals,

5.	63.11.Z – Data processing, hosting and related activities,

6.	64.19.Z – Other monetary intermediation,

7.	64.20.Z – Activities of holding companies,

8.	64.30.Z – Trusts, funds and similar financial entities,

9.	64.99.Z – Other financial service activities, except insurance and pension funding not elsewhere classified,

10.	66.1 – Activities auxiliary to financial services, except insurance and pension funding,

11.	66.19.Z – Other activities auxiliary to financial services, except insurance and pension funding,

12.	66.30.Z – Fund management activities,

13.	68.20.Z – Rental and operating of own or leased real estate,

14.	68.3 – Real estate activities on a fee or contract basis,

15.	68.32.Z – Management of real estate on a fee or contract basis,

16.	70.10.Z – Activities of head office and holding companies, excluding financial holding companies,

17.	70.2 – Management consultancy activities,

18.	70.22.Z – Business and other management consultancy activities

19.	73.1 – Advertising,

20.	20.Z – Market research and public opinion polling,

21.	80.30.Z – Investigation activities,

22.	99.Z – Other business support service activities not elsewhere classified.”.

Agenda item 5:

RESOLUTION No. 2

of 29 October 2009

on adaption of the consolidated text of the Articles of Association of the Company under the business name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw

The Extraordinary Meeting of Shareholders of the Company under the business name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością, with its registered office in Warsaw, held on 29 October 2009, resolves to adopt the following consolidated text of the Articles of Association:

“Articles of Association of

INTRUM JUSTITIA SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ

(consolidated text)

GENERAL PROVISIONS

§1.

The Appearer represents that she is establishing a limited liability company hereinafter referred to as the “Company”.

§2.

1.	The Company’s business name shall be “INTRUM JUSTITIA” Spółka z ograniczoną odpowiedzialnością.

2.	The Company may use the abbreviated name of the company: “INTRUM JUSTITIA” Sp. Z o.o.

§3.

The Company’s registered office shall be in Warsaw.

§4.

The duration of the Company shall be unlimited.

§5.

The Company shall operate in the Republic of Poland and abroad.

§6.

Within its area of operation, the Company may establish production, service and commercial enterprises, its own branches and subsidiaries, and may participate in other companies at home and abroad.

OBJECTIVES

§7.

The	Company’s objectives shall be the following:

1.	45.11.Z – Sale of cars and light motor vehicles,

2.	62.01.Z – Computer programming activities,

3.	62.09.Z – Other information technology and computer service activities,

4.	63.1 – Data processing, hosting and related activities; web portals,

5.	63.11.Z – Data processing, hosting and related activities,

6.	64.19.Z – Other monetary intermediation,

7.	64.20.Z – Activities of holding companies,

8.	64.30.Z – Trusts, funds and similar financial entities,

9.	64.99.Z – Other financial service activities, except insurance and pension funding not elsewhere classified,

10.	66.1 – Activities auxiliary to financial services, except insurance and pension funding,

11.	66.19.Z – Other activities auxiliary to financial services, except insurance and pension funding,

12.	66.30.Z – Fund management activities,

13.	68.20.Z – Rental and operating of own or leased real estate,

14.	68.3 – Real estate activities on a fee or contract basis,

15.	68.32.Z – Management of real estate on a fee or contract basis,

16.	70.10.Z – Activities of head office and holding companies, excluding financial holding companies,

17.	70.2 – Management consultancy activities,

18.	70.22.Z – Business and other management consultancy activities

19.	73.1 – Advertising,

20.	73.20.Z – Market research and public opinion polling,

21.	80.30.Z – Investigation activities,

22.	82.99.Z – Other business support service activities not elsewhere classified.

SHARE CAPITAL

§8.

The Company’s share capital shall amount to PLN 1,100,000 (one million one hundred thousand) and shall be divided into 2,200 (two thousand and two hundred) shares of PLN 500 (five hundred) each. -

§9.

1.	All shares were subscribed for by Intrum Justitia Central Europe B.V.

2.	The shares were covered by a cash contribution.

§10.

1.	All shares in the share capital shall be equal and indivisible. Shares may be covered by contributions in kind.

2.	Each shareholder may hold more than one share.

§11.

By resolution of the Meeting of Shareholders, the Shareholders may be obliged to make a surcharge equal to twice their shares.

§12.

1.	The share capital is increased by increasing the nominal value of existing shares or by establishing new shares – ordinary or preference.

2.	Resolutions to increase the share capital to the sum of PLN 100,000,000.00 (one hundred million) adopted by 31 December 2050 shall not alter the Articles of Association.

3.	Shares in the increased share capital may be covered by contributions in cash or in kind.

§13.

The Company may create supplementary and reserve funds and other special funds, in particular a fund to cover specific losses or expenses.

§14.

1.	Any disposal, pledge of a share or establishment of a right of usufruct shall require prior written consent of the Company’s Management Board.

2.	The shareholders shall have a pre-emptive right to purchase the shares to be disposed of in relation to the shares they hold.

§15.

1.

Subject to clause 2, the Shareholders shall be entitled to pure profit, resulting from the annual balance sheet, distributed to the shareholders in accordance with a resolution of the Meeting of Shareholders.

2.

The Meeting of Shareholders shall decide by means of resolutions on the principles and directions for the allocation of the net profit, in particular on the creation of special funds and on the exclusion from the distribution of net profit.

§16.

1.	Shares in the Company’s share capital may be redeemed with the shareholder’s consent through the acquisition of the share by the Company (voluntary redemption).

2.	Voluntary redemption of shares shall require a resolution of the Meeting of Shareholders.

BODIES OF THE COMPANY

§17.

The bodies of the Company shall comprise:

-	Meeting of Shareholders,

-	Management Board,

-	Supervisory Board.

Meeting of Shareholders

§18.

1.	Meetings of Shareholders shall be held at the Company’s registered office.

2.	The Meeting of Shareholders shall be valid if it has been duly convened, irrespective of the number of shares represented at it.

§19.

The Meeting of Shareholders shall be convened by the Management Board by registered letter or courier service, against written acknowledgement of receipt, sent at least two weeks before the date of the Meeting of Shareholders.

§20.

Shareholders may attend the Meeting of Shareholders in person and exercise their voting rights by proxy. Such power of attorney must be made in writing, otherwise being null and void, and attached to the minutes.

§21.

Resolutions of the Shareholders shall be adopted by a simple majority, unless otherwise provided for in the Commercial Companies Code or this deed.

§22.

1.	The following matters shall require a resolution of the Meeting of Shareholders:

a)	consideration and approval of the Management Board’s report on the Company’s activities and the financial statements for the past financial year,

b)	adoption of a resolution on profit distribution or loss coverage,

c)	discharge of the members of the Company’s bodies for the performance of their duties,

d)	disposal of part or all of an enterprise.

2.

Subject to the provisions of the Commercial Companies Code, resolutions may be passed without a Meeting of Shareholders on any matters other than those listed in clause 1 if all shareholders agree in writing to the resolution to be passed or to the written vote.

§23.

The Meeting of Shareholders shall be authorised, within two months of the date of the resolution on the distribution of profit, to determine the date by which the list of Shareholders entitled to dividends for the financial year in question is determined.

§24.

Shareholders may be paid an advance by the Management Board against the expected dividend for the financial year, if the Company has sufficient funds to pay it. The advance payment shall be paid in accordance with the terms of the Commercial Companies Code.

Management Board

§25.

1.	The Management Board shall consist of between 1 and 5 members. The number of members of the Management Board shall be determined by the Meeting of Shareholders.

2.	A member of the Management Board shall be appointed for a joint term of two years (2 years) and removed by a resolution of the Meeting of Shareholders.

3.

The term of office of a member of the Management Board shall expire on the date of the Meeting of Shareholders approving the financial statements for the last full financial year in which he or she held the position of member of the Management Board other than as a result of death, resignation or dismissal from the Management Board.

§26.

Two members of the Management Board acting jointly or one member of the Management Board acting jointly with a proxy shall be required to represent and sign on behalf of the Company.

§27.

1. A resolution of the Management Board shall be required for matters that exceed ordinary management, in particular:

a) adoption of the Bylaws of the Management Board,

b) appointment of a proxy,

c) borrowing,

d) provision of loan guarantees and asset warranties,

e) disposal and acquisition of real estate.

2.  A resolution of the Meeting of Shareholders shall not be required for the disposal of a right or the assumption of an obligation to provide a performance exceeding twice the amount of the share capital (the application of Article 230 of the Companies Act shall be excluded).

Supervisory Board

§28.

1. The Supervisory Board shall exercise constant supervision over the Company’s activities in all areas of its business.

2.  The Supervisory Board is obliged to assess the Management Board’s report on the company’s activities and the financial statements for the financial year in terms of their conformity with the books and documents and the facts to assess the Management Board’s proposal for the distribution of profit or coverage of loss for the financial year. The Supervisory Board shall report annually in writing to the Meeting of Shareholders on the results of this assessment.

3. The powers of the Supervisory Board shall include, in particular :

a) suspending of a member of the management board or the entire management board for important reasons,

b)  delegating of a member of the Supervisory Board to temporarily perform the duties of a member of the Management Board if the member of the Management Board is suspended or the Management Board is prevented from acting for other reasons,

c) selecting of an auditor to audit the financial statements,

d)	at the request of the management board – granting of approval for the acquisition, encumbrance or disposal and by the company of real estate, an interest in real estate,

e)	determining of the remuneration of the members of the Management Board.

§29. §29.

1.

The Supervisory Board shall consist of between 3 and 5 members appointed and dismissed by shareholders’ resolution. The number of members of the Supervisory Board shall be determined by the Meeting of Shareholders.

2.	Members of the Supervisory Board shall be appointed for a joint term of office of 2 years.

3.	The terms of office of the members of the Supervisory Board shall expire on the date of the Meeting of Shareholders approving the financial statements for the last full financial year in office.

4.	At its first meeting, the Supervisory Board shall elect a Chairperson of the Board from among its members. The Supervisory Board may remove the Chairperson from office by secret ballot.

§30. §30.

1.

The Supervisory Board shall meet at least once a year, in time for the approval of the financial statements and the Management Report by the Meeting of Shareholders. Minutes of the Supervisory Board meeting shall be taken.

2.

Meetings of the Supervisory Board shall be convened and chaired by the chairperson of the Supervisory Board or, if the Chairperson is unable to convene a meeting, by a person designated by the Chairperson.

3.	The Supervisory Board shall pass resolutions if at least half of its members are present at the meeting and all members have been invited.

4.	The Supervisory Board shall adopt resolutions by an absolute majority of those present at the meeting, provided that all members of the Supervisory Board have been duly notified of the meeting.

5.

Members of the Supervisory Board may participate in the adoption of Supervisory Board’s resolutions by casting their vote in writing through another member of the Supervisory Board. The casting of votes in writing may not relate to matters placed on the agenda at a meeting of the Supervisory Board.

6.

The Supervisory Board may adopt resolutions in writing or by means of direct communication, e.g. fax, e-mail (circulation mode). A resolution adopted in this manner shall be valid when all members of the Supervisory Board have been notified of the content of the draft resolution. The adoption of resolutions by circulation shall not apply to the election and chairperson of the Supervisory Board, the appointment and removal of a member of the Management Board.

COMPANY ACCOUNTS

§31.

The financial year of the Company shall be the calendar year.

FINAL PROVISIONS

§32.

In all matters not regulated by this deed, the provisions of the Commercial Companies Code in force shall apply.”.

Agenda item 6:

The agenda having been exhausted, the Chairperson closed the Extraordinary Meeting of Shareholders of the Company under the business name of “Intrum Justitia” Spółka z ograniczoną odpowiedzialnością, with its registered office in Warsaw, attaching a list of participants to the minutes.

The notary established the identity of the Chairperson of the Extraordinary Meeting of Shareholders,

Dorota MAKOWSKA, daughter of Marian and Maria, residing at 05-090 Raszyn, Aleja Krakowska 88, on the basis of the presented identity card series AJH number 805748, PESEL 76051407905.

§2.

The costs of preparing this deed shall be borne by the Company.

§3.

Copies of this deed are to be issued to the Company and to the Shareholders.

§4.

Collected:

a) notary fee – pursuant to §9, section 1, item 1 of the Regulation of the Minister of Justice of 28 June 2004 on maximum rates of notary fees (Journal of Laws No. 148, item 1564)                                    PLN 750.00;

b) 22% VAT – pursuant to Article 41 section 1 of the Act of 11 March 2004 on Goods and Services Tax (Journal of Laws No. 54, item 535)                                        PLN 165.00;

c) tax on acts in civil law – pursuant to Article 1 section 1 of the Act of 9 September 2000 on the tax on acts in civil law (consolidated text – Journal of Laws of 2007, No. 68, item 450)

                         not applicable

THIS ACT WAS READ, ADOPTED AND SIGNED

Proper signatures of the parties and notary on the original

Register of Deeds A No. 33763/2009

This EXTRACT has been issued to the Company.

Collected:

-	notary fee pursuant to §12 of the Regulation of the Minister of Justice of 29 June 2004 (Journal of Acts No. 148, item 1564) – PLN 54.00

-	22% VAT pursuant to Article 41 of the Act of 11 March 2004 (Journal of Laws No. 54, item 535) – PLN 17.88

Warsaw, 29 October 2009

NOTARY

Krzysztof Nurkowski